EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2025 RESULTS

Quarterly revenue of $690 million;

GAAP loss of ($0.03)/share and adjusted EPS of $0.45

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2025 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2025	% Change Q1 2024
Revenue	$689.5	(16%)
Gross profit	$198.1	(23%)
Net loss	$(1.1)	nm
Diluted loss per share	$(0.03)	nm
Adjusted diluted EPS*	$0.45	(54%)
Adjusted EBITDA*	$64.2	(34%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	First quarter revenue and earnings were above the high end of guidance, with labor disruption, locum tenens and allied revenue better than expected and other businesses coming in line.
•	Consolidated gross margin was better than guidance, and effective SG&A management delivered operating leverage.
•	Improved bookings driven by technology and process improvements grew locum tenens revenue sequentially, and the business is trending to return to year-over-year revenue growth.
•	Modern Healthcare named AMN in its 2025 Innovators Awards, recognizing our WorkWise workforce technology suite and AMN Passport mobile career platform.
•	Cash flow from operations was strong at $93 million in the first quarter, which allowed us to reduce debt by $60 million. Our net leverage ratio at quarter end was 3.1:1.

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“Our financial results for the first three months of 2025 yielded positive upside in revenue and operating leverage. We are benefiting from growth in our clients' patient volumes, continued normalization in our industry, and market adoption of our tech-enabled talent solutions,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “Clients remain cost-conscious and are monitoring possible impacts from tariffs and healthcare regulatory and legislative proposals. We continue to be confident in our opportunity to gain market share and increase revenue over time through our diversified suite of healthcare workforce solutions.”

First Quarter 2025 Results

Consolidated revenue for the quarter was $690 million, a 16% decrease from prior year and a 6% decrease from the prior quarter. Net loss was $1 million (0.2% of revenue), or ($0.03) per diluted share, compared with net income of $17 million (2.1% of revenue), or $0.45 per diluted share, in the first quarter of 2024. Adjusted diluted EPS in the first quarter was $0.45 compared with $0.97 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $413 million, lower by 20% year over year and down 9% from the prior quarter. Travel nurse staffing revenue was lower by 36% year over year and 6% sequentially. Allied division revenue declined 13% year over year and was 1% lower than the prior quarter. Labor disruption events contributed $39 million revenue in the quarter.

The Physician and Leadership Solutions segment reported revenue of $174 million, down 8% year over year but up 1% sequentially. Locum tenens revenue was $141 million, 3% lower year over year but 3% higher sequentially. Interim leadership revenue was down by 21% year over year and 9% lower sequentially. Our physician and leadership search businesses saw revenue decline by 29% year over year and 8% quarter over quarter.

Technology and Workforce Solutions segment revenue was $102 million, a decrease of 9% year over year and 4% sequentially. Language services revenue was $75 million in the

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quarter, 5% higher than the prior year and down 2% sequentially. Vendor management systems revenue was $19 million, 33% lower year over year and down 14% from the prior quarter.

Consolidated gross margin was 28.7%, 270 basis points lower year over year and down 110 basis points sequentially. Gross margin declined year over year and sequentially across all three of our business segments, offset in part by a revenue mix shift toward higher-margin segments.

Consolidated SG&A expenses were $148 million, or 21.4% of revenue, compared with $175 million, or 21.3% of revenue, in the same quarter last year. SG&A was $159 million, or 21.6% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee, professional services, and bad debt expenses.

Income from operations was $13 million with an operating margin of 1.8%, compared with $40 million and 4.9%, respectively, in the same quarter last year. Adjusted EBITDA was $64 million, a year-over-year decrease of 34%. Adjusted EBITDA margin was 9.3%, 260 basis points lower than the year-ago period.

At March 31, 2025, cash and cash equivalents totaled $56 million. Cash flow from operations was $93 million for the first quarter. Capital expenditures were $10 million. The Company ended the quarter with total debt outstanding of $1.0 billion.

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Second Quarter 2025 Outlook

Metric	Guidance*
Consolidated revenue	$645 - $660 million
Gross margin	28.5% - 29.0%
SG&A as percentage of revenue	23.2% - 23.7%
Operating margin	(0.7%) - 0.0%
Adjusted EBITDA margin	7.8% - 8.3%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2025 is expected to be 11-13% lower than the prior year and down 4-7% sequentially. Nurse and Allied Solutions segment revenue is expected to be down 14-17% year over year. Physician and Leadership Solutions segment revenue is expected to be 5-7% lower year over year. Technology and Workforce Solutions segment revenue is projected to be lower by 8-10% year over year. Guidance includes $16 million in labor disruption revenue.

Second quarter estimates for certain other financial items include depreciation of $19 million, depreciation in cost of revenue of $2 million, non-cash amortization expense of $20 million, share-based compensation expense of $11 million, integration and other expenses of $3 million, interest expense of $11.5 million, an adjusted tax rate of 28%, and 38.6 million diluted average shares outstanding.

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Conference Call on May 8, 2025

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its first quarter 2025 financial results and second quarter 2025 outlook on Thursday, May 8, 2025 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include direct staffing, vendor-neutral and managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Our diverse client base includes acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, inpatient/outpatient rehabilitation facilities, ambulatory care facilities, outpatient surgical facilities, and many other healthcare settings.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, market adoption of our tech-enabled solutions, ability to gain market share or increase revenue through our diversified workforce solutions, our ability to produce year-over-year revenue growth in the second quarter 2025, second quarter 2025 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and

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projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare

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professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2024. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Vice President, Investor Relations & Strategy

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Revenue	$689,533	$820,878	$734,709
Cost of revenue	491,413	563,372	515,721
Gross profit	198,120	257,506	218,988
Gross margin	28.7%	31.4%	29.8%
Operating expenses:
Selling, general and administrative (SG&A)	147,731	174,842	158,922
SG&A as a % of revenue	21.4%	21.3%	21.6%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	37,882	42,719	40,161
Goodwill impairment losses	—	—	222,457
Total operating expenses	185,613	217,561	421,540
Income (loss) from operations	12,507	39,945	(202,552)
Operating margin (1)	1.8%	4.9%	(27.6)%

Interest expense, net, and other (2)	12,324	16,628	23,114

Income (loss) before income taxes	183	23,317	(225,666)

Income tax expense (benefit)	1,275	5,989	(38,133)
Net income (loss)	$(1,092)	$17,328	$(187,533)
Net income (loss) as a % of revenue	(0.2)%	2.1%	(25.5)%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	61	84	45
Other comprehensive income	61	84	45

Comprehensive income (loss)	$(1,031)	$17,412	$(187,488)

Net income (loss) per common share:
Basic	$(0.03)	$0.45	$(4.90)
Diluted	$(0.03)	$0.45	$(4.90)
Weighted average common shares outstanding:
Basic	38,312	38,114	38,263
Diluted	38,312	38,197	38,263

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$55,777	$10,649	$50,560
Accounts receivable, net	421,869	437,817	578,647
Accounts receivable, subcontractor	65,307	70,481	97,516
Prepaid and other current assets	84,404	75,968	64,023
Total current assets	627,357	594,915	790,746
Restricted cash, cash equivalents and investments	45,070	71,840	71,912
Fixed assets, net	177,996	186,270	194,537
Other assets	253,670	258,053	252,397
Deferred income taxes, net	31,637	25,829	—
Goodwill	897,456	897,456	1,114,757
Intangible assets, net	361,937	381,364	449,248
Total assets	$2,395,123	$2,415,727	$2,873,597

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$195,974	$184,311	$316,016
Accrued compensation and benefits	269,497	287,544	280,513
Other current liabilities	116,778	73,930	27,374
Total current liabilities	582,249	545,785	623,903
Revolving credit facility	150,000	210,000	425,000
Notes payable, net	846,167	845,872	844,984
Deferred income taxes, net	—	—	15,472
Other long-term liabilities	101,656	107,450	110,047
Total liabilities	1,680,072	1,709,107	2,019,406

Commitments and contingencies

Stockholders’ equity:	715,051	706,620	854,191

Total liabilities and stockholders’ equity	$2,395,123	$2,415,727	$2,873,597

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Net cash provided by operating activities	$92,671	$81,386	$72,814
Net cash used in investing activities	(26,046)	(21,399)	(14,203)
Net cash used in financing activities	(61,211)	(38,973)	(79,898)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,414	21,014	(21,287)
Cash, cash equivalents and restricted cash at beginning of period	89,305	108,273	110,592
Cash, cash equivalents and restricted cash at end of period	$94,719	$129,287	$89,305

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Reconciliation of Non-GAAP Items:

Net income (loss)	$(1,092)	$17,328	$(187,533)
Income tax expense (benefit)	1,275	5,989	(38,133)
Income (loss) before income taxes	183	23,317	(225,666)
Interest expense, net, and other (2)	12,324	16,628	23,114
Income (loss) from operations	12,507	39,945	(202,552)
Depreciation and amortization	37,882	42,719	40,161
Depreciation (included in cost of revenue) (3)	1,975	1,798	1,313
Goodwill impairment losses	—	—	222,457
Share-based compensation	9,381	7,739	3,666
Acquisition, integration, and other costs (4)	2,455	5,465	10,078
Adjusted EBITDA (5)	$64,200	$97,666	$75,123

Adjusted EBITDA margin (6)	9.3%	11.9%	10.2%

Net income (loss)	$(1,092)	$17,328	$(187,533)
Adjustments:
Amortization of intangible assets	19,427	24,886	21,036
Acquisition, integration, and other costs (4)	2,455	5,465	10,078
Goodwill impairment losses	—	—	222,457
Fair value changes of equity investments and instruments (2)	—	—	9,730
Tax effect on above adjustments	(5,689)	(7,891)	(47,100)
Tax effect of COLI fair value changes (7)	703	(2,734)	(290)
Tax deficiencies (benefits) related to equity awards and ESPP (8)	1,523	174	465
Adjusted net income (9)	$17,327	$37,228	$28,843

GAAP diluted net income (loss) per share (EPS)	$(0.03)	$0.45	$(4.90)
Adjustments	0.48	0.52	5.65
Adjusted diluted EPS (10) (11)	$0.45	$0.97	$0.75

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Revenue
Nurse and allied solutions	$413,261	$519,297	$454,654
Physician and leadership solutions	174,065	188,797	173,141
Technology and workforce solutions	102,207	112,784	106,914
	$689,533	$820,878	$734,709

Segment operating income (12)
Nurse and allied solutions	$32,238	$53,342	$38,932
Physician and leadership solutions	14,462	22,222	17,032
Technology and workforce solutions	35,250	44,270	40,278
	81,950	119,834	96,242
Unallocated corporate overhead (13)	17,750	22,168	21,119
Adjusted EBITDA (5)	$64,200	$97,666	$75,123

Gross Margin
Nurse and allied solutions	22.7%	25.1%	23.8%
Physician and leadership solutions	27.3%	31.6%	28.5%
Technology and workforce solutions	55.5%	59.9%	57.3%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	8,981	11,524	9,206

Physician and leadership solutions
Days filled (15)	51,342	56,849	51,641
Revenue per day filled (16)	$2,743	$2,555	$2,646

	As of March 31,		As of December 31,
	2025	2024	2024
Leverage ratio (17)	3.1	2.4	3.0

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	June 30, 2025
	Low(18)	High(18)

Operating margin	(0.7)%	0.0%
Depreciation and amortization (total)	6.3%	6.2%
EBITDA margin	5.6%	6.2%
Share-based compensation	1.6%	1.6%
Integration and other costs	0.5%	0.5%
Adjusted EBITDA margin	7.8%	8.3%

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(1)	Operating margin represents income (loss) from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three months ended March 31, 2025, acquisition and integration costs were approximately $0.3 million, expenses related to the closures of certain office leases were approximately $0.2 million, certain legal expenses were approximately $1.1 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.4 million, and other nonrecurring expenses were approximately $0.4 million. For the three months ended March 31, 2024, acquisition and integration costs were approximately $0.8 million, expenses related to the closures of certain office leases were approximately $0.5 million, certain legal expenses were approximately $1.2 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.0 million, and other nonrecurring expenses were approximately $2.0 million. For the three months ended December 31, 2024, acquisition and integration costs were approximately $0.4 million, expenses related to the closures of certain office leases were approximately $0.5 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.4 million, and other expenses were approximately $8.8 million. Included in other expenses was an immaterial out-of-period adjustment of $7.3 million related to a revenue-based state tax audit.
(5)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), goodwill impairment losses, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)	The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) goodwill impairment losses, (D) certain legal expenses, (E) changes in fair value of equity investments and instruments, (F) deferred financing related costs, (G) tax effect, if any, of the foregoing adjustments, (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, (I) tax benefits and tax deficiencies related to equity awards vested and ESPP, and (J) restructuring tax benefits. Management

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included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).

(10)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)	As GAAP net loss is reported for the three months ended March 31, 2025 and December, 31, 2024, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for both periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three months ended March 31, 2025 and December 31, 2024, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,414 and 38,329, respectively, were used to calculate adjusted diluted EPS.
(12)	Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation and goodwill impairment losses.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.

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